Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
FIRST QUARTER FISCAL 2014 EARNINGS

First Quarter Fiscal 2014 Highlights
• Record EPS (diluted) of $2.88 from continuing operations
• Record consolidated segment operating margin of 27.2 percent
• Continued strong cash generation

PORTLAND, Oregon - July 25, 2013 - Stable shipments in line with high aircraft build rates, solid power markets, and heightened acquisition activity during fiscal 2013 fueled 20 percent year-over-year sales growth for Precision Castparts Corp. (NYSE:PCP) in the first quarter of fiscal 2014, with increased earnings reflecting strong leverage in the base businesses and further acceleration in the rapid integration of TIMET and other recent acquisitions.
First Quarter Fiscal 2014 Financial Highlights
Total sales in the first quarter of fiscal 2014 were $2.37 billion, improving by 20 percent over sales of $1.97 billion a year ago. Consolidated segment operating income was $644 million, a 25 percent increase compared to $515 million last year. Net income from continuing operations (attributable to PCC) in the first quarter grew by 23 percent to $424 million over net income of $344 million in the first quarter of fiscal 2013. Earnings per share (EPS) from continuing operations (attributable to PCC) were $2.88 (diluted, based on 147.1 million shares outstanding), compared to $2.35 (diluted, based on 146.4 million shares outstanding) in the same period last year.
Including discontinued operations, total net income (attributable to PCC) for the first quarter of fiscal 2014 was $436 million, or $2.96 per share (diluted).

Business Highlights
Investment Cast Products:
Total sales for Investment Cast Products in the first quarter of fiscal 2014 totaled $616 million, versus $620 million in last fiscal year's first quarter, with operating income improving to $213 million, or 34.6 percent of sales, compared to $206 million, or 33.2 percent of sales, a year ago. The segment continued to see stable aerospace schedules in line with the current high levels of commercial OEM production and is solidly positioned to benefit as build rates accelerate on key platforms, and new aircraft and engine development programs advance. In addition, driven by increased OEM demand, industrial gas turbine (IGT) sales grew by 7 percent year over year. Contractual pass-through pricing declined by approximately $2 million year over year. During the quarter, the Company's Portland, Oregon, locations addressed union organizing activity, which negatively impacted sales by approximately $12 million and operating income by $8 to $9 million. The Portland workers voted not to unionize, and delinquencies will be shipped out over the next two quarters. Despite this disruption, the segment's operations delivered record operating margins by improving productivity, controlling their cost structures, and effectively leveraging high volumes across their fixed assets.
Forged Products:
Forged Products' year-over-year sales improved by 25 percent, climbing to $1.07 billion in the first quarter compared to last year's sales of $853 million. First quarter results included a full quarter of revenues from TIMET, Texas Honing, and Dickson/Aerocraft, compared to only a partial quarter of Dickson/Aerocraft in fiscal 2013. The segment's operating income grew by 37 percent, increasing to $267 million, or 25.1 percent of sales, in the first quarter, from $195 million, or 22.9 percent of sales, a year ago. Lower market-driven pricing of raw material inputs, which comprise approximately 55-60 percent of Forged Products' cost of goods sold, had a significant negative impact on the segment's year-over-year sales. Selling prices of alloy at the segment's three primary nickel conversion mills decreased by approximately $33 million year over year, the falling price of revert and other alloys negatively impacted sales by an additional $21 million, and contractual pass-through pricing declined by approximately $4 million from the same period last year. Like Investment Cast Products, the segment supported commercial aircraft production at levels consistent with aircraft build rates and will benefit from similar upside opportunities as commercial OEMs ramp production, and new aircraft and engine development programs progress. On the power side of the business, both downhole casing and interconnect pipe shipments grew year over year. Contributing to Forged Products' earnings in the quarter was strong performance from TIMET, where operational improvements are being implemented at an accelerated rate, as well as leverage throughout its aerospace manufacturing operations, and performance improvements from the seamless pipe businesses.
Airframe Products:
First quarter sales in the Airframe Products segment increased by 39 percent year over year, moving to $686 million this year from sales of $493 million a year ago. Sales included a full quarter of Centra, Klune, Progressive, Synchronous, and several small acquisitions, compared to only a partial quarter of Centra in fiscal 2013. Operating income grew 40 percent to $205 million, or 29.9 percent of sales, compared to $146 million, or 29.6 percent of sales, in the same period last year, despite the inclusion of several lower-margin acquisitions. Critical aerospace fasteners sales improved by approximately 12 percent year over year, although shipments of these fasteners have still not fully caught up to aircraft production rates. This situation applies most notably to the Boeing 787 program, where the segment's fastener plants are supplying at an average pace of approximately five shipsets per month. The base aerostructures business, which grew year-over-year aerospace sales by 5 percent, is more closely tracking current commercial OEM build rates and will accelerate in line with further ramp-ups in aircraft schedules. Airframe Products' operating income was driven by rapid integration of the acquisitions completed over the last two years, effective cost management, and strong leverage of its increased workload. The pending acquisition of Permaswage establishes a firm foothold in the fittings market and will be immediately accretive to earnings.
“We continue to extract and deliver value from all of our operations,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We are achieving strong earnings growth on stable commercial aircraft schedules, gaining share on new airframe and engine development programs, maintaining a steady drumbeat to meet or exceed our cost-reduction targets, and continuing to set an aggressive pace in integrating our new acquisitions.

The course we set for ourselves over the past decade is now playing out as we expected and delivering strong benefits to our shareholders.
“As we expand our reach in key markets, we are leveraging both our legacy businesses and our acquisitions to achieve further profitable growth for the Company,” Donegan said. “Our base operations continue to deliver strong incremental margins. In addition, the targeted acquisitions we have made in recent years are capturing improvements at an accelerated rate and are yielding solid results. Most notably, TIMET has already proven to be a major contributor to earnings by rapidly adopting the PCC tool kit throughout its operations, but we have a long runway of both top- and bottom-line opportunities out ahead of us.
“Looking ahead, we have secured solid positions on all major production and development commercial aircraft programs, and our casting and forging operations will ramp up or level out as the OEM schedules dictate,” Donegan said. “Our fastener production schedules still do not align with current commercial production rates, but the orders are accelerating, and we have great potential for further growth. In addition, our aerostructures business has only just begun to uncover the upside opportunities in its base and acquired companies. Beginning in the back half of calendar 2014, many of our operations will be ramping up to handle increased volumes, as the new aircraft and engine development programs roll out. At the same time, we are aggressively pursuing further upside in power markets with our industrial gas turbine, interconnect pipe, downhole casing, and other oil and gas products. On every front, the Company remains focused on executing at the highest levels and fully capturing the potential that lies ahead.”
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company's web site:
http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=617621&s=1&k=D9C231E4AFEC6D3FDF74C8A734B9BA3A

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to: 800-946-0783, Access Code: 1855110. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 5 to 10 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations

Following the conference call, you may replay the conference by calling 888-203-1112 or 719-457-0820; the replay pass code is 1855110.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components and highly engineered, critical fasteners for aerospace applications.  The Company is also the leading producer of airfoil castings for the industrial gas turbine market.  In addition, PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.
Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS1
(Unaudited; in millions, except per share data)

	Three Months Ended
	June 30, 2013	July 1, 2012
Net sales	$2,367	$1,966
Costs and expenses:
Cost of goods sold	1,570	1,331
Selling and administrative expenses	153	120
Interest expense	20	3
Interest income	(1)	(2)
Total costs and expenses	1,742	1,452
Income before income tax expense and equity in earnings of unconsolidated affiliates	625	514
Income tax expense	(200)	(172)
Equity in earnings of unconsolidated affiliates	1	2
Net income from continuing operations	426	344
Net income (loss) from discontinued operations	12	(2)
Net income	438	342
Net income attributable to noncontrolling interests	(2)	—
Net income attributable to Precision Castparts Corp. ("PCC")	$436	$342
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.90	$2.37
Net income (loss) per share from discontinued operations	0.08	(0.02)
Net income per share	$2.98	$2.35
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.88	$2.35
Net income (loss) per share from discontinued operations	0.08	(0.02)
Net income per share	$2.96	$2.33
Weighted average common shares outstanding:
Basic	146.2	145.3
Diluted	147.1	146.4
	Three Months Ended
	June 30, 2013	July 1, 2012
Sales by Segment
Investment Cast Products	$616	$620
Forged Products	1,065	853
Airframe Products	686	493
Total	$2,367	$1,966
Segment Operating Income (Loss)[2]
Investment Cast Products	$213	$206
Forged Products	267	195
Airframe Products	205	146
Corporate expense	(41)	(32)
Consolidated segment operating income	644	515
Interest expense	20	3
Interest income	(1)	(2)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$625	$514

[1] Reported results for the three months ended July 1, 2012 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	June 30, 2013	March 31, 2013
Cash and Debt Balances
Cash	$293	$280
Total Debt	$3,386	$3,807
Total PCC Shareholders' Equity	$10,184	$9,783
Total Debt, as % of Total Capitalization	25.0%	28.0%
Working Capital Items[1]
Receivables, Net	$1,476	$1,507
Inventories	3,112	2,980
Accounts Payable	868	940
Total	$3,720	$3,547

	Three Months Ended
	June 30, 2013	July 1, 2012
Selected Cash Flow Items[1]
Depreciation and Amortization	$70	$46
Capital Expenditures	$82	$60
Acquisitions of Businesses, Net of Cash Acquired	$2	$848

[1] Reported results exclude discontinued operations.